UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 30, 2007

ENCORE CAPITAL GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26489	48-1090909
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8875 Aero Drive, Suite 200, San Diego, California	92123
(Address of Principal Executive Offices)	(Zip Code)

(877) 445-4581

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed in our Current Report on Form 8-K filed on May 15, 2007, the audit committee of our Board of Directors does not comply with the composition requirements under Marketplace Rule 4350(d)(2)(A) of The NASDAQ Stock Market, Inc. (“NASDAQ”) due to the recent resignation of Eric D. Kogan from our Board on May 11, 2007. Rule 4350(d)(2)(A) requires each listed company to maintain an audit committee composed of at least three members who meet certain eligibility criteria. With Mr. Kogan’s resignation, we have two members of our audit committee and one vacancy on the committee.

On May 30, 2007, we received a letter from NASDAQ confirming that we are no longer compliant with Rule 4350(d)(2)(A) with respect to the composition of our audit committee. The letter further indicates that under NASDAQ’s rules, we have a cure period which extends until the earlier of May 11, 2008 or the Company’s next annual meeting of stockholders to regain compliance; provided that we have until November 7, 2007 to regain compliance if our next annual meeting of stockholders will be held before that date. In the unlikely event that the Board does not appoint a third member to the audit committee within the required period, the letter indicates that our stock is subject to delisting proceedings under NASDAQ rules.

We are in the process of identifying and qualifying a candidate to fill the vacancy on the audit committee, and continue to anticipate that we will be able to regain compliance within the cure period.

Item 8.01	Other Events

On June 4, 2007, we issued a press release announcing the receipt of the letter from NASDAQ as described above. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release dated June 4, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE CAPITAL GROUP, INC.

Date: June 4, 2007	/s/ Paul Grinberg
Paul Grinberg
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated June 4, 2007